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                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF

                                   eB2BUY INC.


         The undersigned officers of eB2Buy Inc. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby certify that the following amendment to the Company's Certificate of Incorporation has been duly adopted by the Board of Directors and Shareholders of the Company in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         The Certificate of Incorporation of the Company shall be amended by striking out the whole of Article First as it now exists and inserting in lieu thereof a new Article First, which shall read as follows:

                  FIRST:   The name of the corporation is: eB2B Commerce, Inc.


         IN WITNESS WHEREOF, the undersigned, duly authorized officers of eB2Buy Inc. have executed this certificate on the 18th day of March, 1999 and affirm under penalties of perjury that the statements contained herein are true and correct.



                                                   By:
                                                      --------------------------
                                                      Peter Fiorillo
                                                      President

Attest:


--------------------------
Joseph Bentley
Secretary